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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE

Contact:       W. Edward McConaghay, (612) 617-2737
               Mark W. Sheffert, (612) 338-4722


                  TELIDENT ANNOUNCES REVERSE STOCK SPLIT

     MINNEAPOLIS, MINN., JANUARY 2, 1998-- Telident, Inc. (NASDAQ: TLDT) today announced a one-for-four reverse stock split effective January 13, 1998, as its next step in a series of transactions designed to strengthen Telident's financial position. In July of 1997, Telident raised $1.25 million of equity through a private placement of its stock. By reducing its outstanding shares of stock, Telident will be better prepared for additional equity capital which may be required in early 1998 to meet the new NASDAQ SmallCap stock market listing requirements, and for the working capital required for continued expansion through internal growth or possible acquisitions.
     "This new transaction continues the restructuring program begun earlier in 1997 and prepares it for the new NASDAQ listing criteria. Telident has strong management, a great market franchise, and potential access to capital through public markets. It is now time to shift into the next phase of our plan by leveraging these assets as we identify potential merger partners that can accelerate the implementation of our entry into the broader telecommunications market," said Mark Sheffert, Chairman of the Board of Directors.
     "It is time to turn our attention to additional strategic opportunities in telecommunications database management through its 911 emergency products and services. We plan to meet our customers' increasing needs for comprehensive database management software applications and services not only through internal product development, but also through alliances and/or mergers with key telecommunications software developers," said W. Edward McConaghay, president and chief executive officer.
     Based in Minneapolis, Minn., Telident, Inc. (www.telident.com) designs, manufacturers and markets proprietary hardware and software systems for providing the

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exact location of a 911 telephone call within a private branch exchange system to emergency dispatchers, thus improving response times and enhancing safety.
In addition, the company manufactures and markets network hardware that provides switching, selective routing and data interfacing capabilities to public and private telephone networks and government agencies, as well as a variety of emergency information management systems.
     Except for historical financial information, the information contained in this news release is forward-looking and subject to certain risks as described in the company's filings with the Securities and Exchange Commission, including the company's Form 10-KSB for the fiscal year ended June 30, 1997, and Form 10-QSB for the quarter ended September 30, 1997.

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